Filed under Rule 424(b)(2), Registration Statement No. 333-258579

Preliminary Pricing Supplement No. 363 - Dated Tuesday, May 28, 2024 (To: Prospectus dated August 31, 2022)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DU82	[]	100.000%	0.825%	[]	Fixed	6.000%	Monthly	06/15/2027	07/15/2024	$6.50	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2024 and Semi-Annually thereafter with 30 Calendar Days’ Notice.
02006DU90	[]	100.000%	1.250%	[]	Fixed	6.200%	Monthly	06/15/2029	07/15/2024	$6.72	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2024 and Semi-Annually thereafter with 30 Calendar Days’ Notice.

Ally Financial Inc.

Offering Date: Tuesday, May 28, 2024 through Monday, June 3, 2024

Trade Date: Monday, June 3, 2024 @ 12:00 PM ET

Settle Date: Thursday, June 6, 2024

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX LLC, Citigroup, J.P. Morgan, BofA Securities, Morgan Stanley, RBC Capital Markets

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 31, 2022